ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE
RE:
Morgan Stanley Capital I Inc., Commercial Mortgage Pass-
Through Certificates, Series 2004-1Q7

In accordance with Section 8.12 of the Pooling and Servicing Agreement, (the
"Agreement"), dated as of May 1, 2004 executed by and between Morgan Stanley Capital
I Inc., (as "Depositor"), Wells Fargo Bank National Association, (as "General Master
Servicer") with respect to the mortgage loans (other than the NCB Loans), NCB, FSB,
(as "NCB Master Servicer") with respect to the NCB Loans, Midland Loan Services,
Inc., as special servicer (the "General Special Servicer") with respect to the mortgage loans (other than the Co-op Mortgage Loans), National Consumer Cooperative Bank, as
the special servicer, (as "Co-op Special Servicer"), LaSalle Bank National Association,
(as "Trustee", as "Paying Agent" and "Certificate Registrar"), and ABN AMRO Bank
N.V., (as "Fiscal Agent") as authorized officer of the General Master Servicer I certify that (A) a review of the activities of such Master Servicer during the preceding calendar year or portion thereof and of the performance of such Master Servicer under this
Agreement has been made under such officer's supervision and (B) to the best of such officer's knowledge, based on such review, such Master Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such year.

Wells Fargo Bank, National Association
"General Master Servicer

/s/ David Huebner
David Huebner
Vice President
Wells Fargo Bank National Association
Commercial Mortgage Servicing